Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]
January 4, 2016
Forest City Realty Trust, Inc.
Terminal Tower, 50 Public Square, Suite 1100
Cleveland, Ohio 44113
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
We have served as Maryland counsel to Forest City Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the resale of up to 1,956,788 shares (the “Shares”) of the Company’s Class A common stock, $0.01 par value per share (the “Common Stock”), by the persons named under the caption “Selling Stockholders” in the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
1.The Registration Statement and the form of prospectus included therein, in the form filed with the Commission under the Securities Act;
2.The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
3.The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;
4.The Amended and Restated Limited Liability Company Operating Agreement of Master III (as defined below), dated as of November 8, 2006 (the “Operating Agreement”), certified as of the date hereof by an officer of the Company;
5.Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;
6.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
7.A certificate executed by an officer of the Company, dated as of the date hereof; and
8.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.
In expressing the opinion set forth below, we have assumed the following:
1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

Forest City Realty Trust, Inc.
January 4, 2016

2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4.All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
5.None of the currently-outstanding Shares (the “Outstanding Shares”) have been, and none of the Shares (the “Unit Shares”) issuable in exchange for Class A Common Units (collectively, the “Common Units”) of Forest City Master Associates III, LLC, a New York limited liability company (“Master III”), will be, issued or transferred in violation of Article VII of the Charter.
6.The Common Units have been duly authorized and validly issued by Master III in accordance with the Operating Agreement and will be exchanged for the Unit Shares in accordance therewith.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
1.    The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.    The issuance of the Outstanding Shares has been duly authorized and the Outstanding Shares are validly issued, fully paid and nonassessable.

3.    The issuance of the Unit Shares has been duly authorized and, when and to the extent issued and delivered upon the exchange of the Common Units in accordance with the Operating Agreement and the Resolutions (and assuming that, upon such issuance, the total number of shares of Common Stock issued and outstanding does not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter), the Unit Shares will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Forest City Realty Trust, Inc.
January 4, 2016

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,

/s/ Venable LLP